EXHIBIT 99.1

DISCOVERY LABS SIGNS MANUFACTURING AGREEMENT FOR AFECTAIR®

Company Makes Progress Towards Commercial Introduction of AFECTAIR

Warrington, PA — February 8, 2012— Discovery Laboratories, Inc. (NASDAQ: DSCO), a specialty biotechnology company dedicated to advancing a new standard in respiratory critical care, today announced that it has entered into a definitive agreement with Lacey Manufacturing, a unit of Precision Engineered Products, LLC to manufacture and supply product for the commercial introduction of AFECTAIR®.  AFECTAIR was recently cleared for commercialization in the United States and Discovery Labs anticipates that AFECTAIR will be commercially available in late 2012.

“This manufacturing and supply agreement with Lacey is an important operational milestone that takes us one step closer to the commercial introduction of AFECTAIR later this year,” said Thomas F. Miller, Senior Vice President and Chief Operating Officer of Discovery Labs. “We believe Lacey is the right manufacturing partner for Discovery Labs as they have substantial experience with medical device injection molding and a proven track record of achieving program objectives with industry-leading medical technology companies.”

AFECTAIR is a series of proprietary ventilator circuit/patient interface connectors and related componentry that simplifies the delivery of inhaled therapies to critical care patients requiring ventilatory support and may provide healthcare professionals with an alternative to current practices. It is estimated that, in its peak year of sales in the U.S. and the European Union, AFECTAIR could represent an annual revenue opportunity of approximately $50-75 million for Discovery Labs.

Discovery Labs is pursuing a European Conformity (CE) marking for commercialization of the initial AFECTAIR products in the European Union (EU) and believes that it may also be in a position to introduce initial AFECTAIR product in the EU in late 2012.

ABOUT AFECTAIR
AFECTAIR was developed initially as part of the AEROSURF® development program and is a series of proprietary disposable ventilator circuit/patient interface connectors that simplify the delivery of aerosolized medications to critical-care patients requiring ventilatory support. According to national health statistics and market assessment data, it is estimated that each year more than 1.3 million patients in the United States and European Union receive aerosolized medications while requiring ventilator support. Discovery Labs is implementing a business plan that potentially will allow for the commercial introduction of AFECTAIR in the United States and the European Union in late 2012.

ABOUT AEROSURF
AEROSURF (lucinactant for inhalation), Discovery Labs’ initial aerosolized KL4 surfactant product, is under development for the prevention of RDS in premature infants. Through effective delivery of aerosolized KL4 surfactant using Discovery Labs’ proprietary capillary aerosol generator technology and related ventilator circuit / patient interface connectors, AEROSURF may significantly expand the surfactant-eligible treatment population by providing neonatologists with a means of administering surfactant without the risks of invasive endotracheal intubation and mechanical ventilation currently associated with surfactant administration.

ABOUT LACEY MANUFACTURING
Lacey Manufacturing, a unit of Precision Engineered Products (“PEP”), LLC is a full service vertically integrated FDA, ISO 13485/2003, 9001/2008 Certified Medical Contract Manufacturer of finished devices, subassemblies and precision components. Backed by more than 90 years of experience, Lacey provides quality, comprehensive turnkey-manufacturing services for the Medical device, commercial, and bearing markets. For more information please, visit Lacey’s and PEP’s websites at www.peplacey.com and www.pep-corp.com.

ABOUT DISCOVERY LABS
Discovery Laboratories, Inc. is a specialty biotechnology company with one focus – to create life-saving products for critical care patients with respiratory disease and improve the standard of care for pulmonary medicine. Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide- containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, lyophilized and aerosolized formulations. Discovery Labs is also developing its proprietary drug delivery technologies to enable efficient, targeted upper-respiratory or alveolar delivery of aerosolized KL4 surfactant and other inhaled therapies. Discovery Labs believes that its proprietary technologies make it possible, for the first time, to develop a significant pipeline of products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties, including those related to the development, registration, manufacture and commercial introduction of AFECTAIR, are described in Discovery Labs’ filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Any forward-looking statement in this release speaks only as of the date on which it is made. Discovery Labs assumes no obligation to update or revise any forward-looking statements.

Contact Information:
Media Relations: Michael Parks, Pitch360 - 484.356.7105 or Michael@pitch360inc.com

Investor Relations: John G. Cooper, President and Chief Financial Officer 215.488.9490